Exhibit 99.2

POINTE FINANCIAL CORPORATION

AMENDMENT NO. 1

TO

POINTE FINANCIAL CORPORATION

1998 INCENTIVE COMPENSATION AND STOCK AWARD PLAN

The Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan (the “Plan”) is hereby amended as set forth below, effective April 27, 2001 (the “Adoption Date”):

1.

Section 5(a) of the Plan is hereby amended and restated in its entirety as follows:

“Number of Shares.  The number of shares of Common Stock for which Options, Stock Bonuses, Stock Awards, Restricted Stock and Restricted Stock Units in lieu of cash or other Stock-Based Awards may be granted under the Plan shall be 400,000.”

2.

The Plan shall otherwise be unchanged by this Amendment Number 1.

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This Amendment Number 1 to the Plan was adopted and approved by the Board of Directors of Pointe Financial Corporation at a meeting held on March 16, 2001.

This Amendment Number 1 to the Plan was adopted and approved by the shareholders of Pointe Financial Corporation at a meeting held on April 27, 2001.

/s/ Jean Murphy-Engler

Jean Murphy-Engler

Executive Vice President, Chief

Operating Officer and Secretary